Exhibit 10.8

Time/Warner
Retail – Sales & Marketing
A Time/Warner Company
Sports Illustrated Building
135 West 50th Street, New York, New York 10020-1201

AGREEMENT, dated as of November 24, 2006, (the “Effective Date”), between TIME/WARNER RETAIL SALES & MARKETING INC. (formerly knows as Warner Publisher Services Inc.), a New York corporation (herein called “TWR”), and SALON CITY INC., a Nevada corporation (herein called “Publisher”).

1.	DEFINITIONS:	As used in this agreement, the following terms shall have the following respective meanings:

(a)
“Publications” shall mean that certain magazine entitled “Salon City” magazine, which shall be published bi-monthly, plus any special issues of “Salon City” magazine published annually, and any additional magazines and periodicals, including but not limited to organic start-ups, magazines or periodicals designated as extensions, “one-shots” (as defined in subparagraph (1) below) and any magazines or periodicals acquired from a third party, in each case, that TWR agrees to distribute pursuant to Section 2 hereof.

(b)	“Territory” shall mean the United States of America, the Commonwealth of Puerto Rico, the Dominion of Canada and foreign and domestic United States military bases.

(c)
“Printer’s Completion Notice” shall mean a notice delivered to TWR and executed by the traffic manager or shipping manager of the Publisher’s printer for each issue of each Publication, specifying the number of copies of such issue shipped in accordance with TWR’s instructions, and the date of completion of such shipment.  Under no circumstances may a Printer’s Completion Notice be sent to TWR prior to the completion of shipping to the Publisher’s customers, whether or not an intermediary is used.

(d)
“Net Sales” shall mean (with respect to each issue of each Publication) the number of copies of the Publications specified in each Printer’s Completion Notice (as the same may be modified or amended by additional information furnished by the printer or Publisher), less the number of copies of that issue returned to TWR pursuant to the provisions of paragraph 8 and less the number of copies of that issue lost or damaged in shipments to wholesale distributors per subparagraph 3(c).

(e)
“Cover Price” shall mean the suggested retail selling price of each Publication (as specified by Publisher on the cover of each copy thereof), as the same may be increased or decreased by Publisher during the Term.

(f)	DELETED.

(g)
“Customer Discount” shall mean the percentage off of the Cover Price of the Publications that Publisher directs TWR to provide to Publisher’s customers.  If Publisher and its customer(s) agree upon any change to the Customer Discount to be effective during the term of this agreement, Publisher shall give TWR not less than one hundred and twenty (120) days prior written notice of such change.

(h)	“Final Billings” shall mean the Cover Price, less the Customer Discount, multiplied by the Net Sales and less TWR’s Commission.

(i)	“On Sale Date” shall mean the date, as designated by Publisher, which each issue of the Publications is to be placed for initial sale at retail outlets.

(j)
“Off-Sale Date” shall mean the date, designated by Publisher, for recall of issues of the Publications from sale at retail outlets, and provided, however, that the Off-Sale Date of any issue of a Publication shall not be later than one (1) day prior to the On Sale Date of the next succeeding issue of the same Publication.  The Off-Sale Date of “one-shots” shall also be determined by Publisher.

(k)	(i)
“Term” shall mean the period commencing on the Effective Date,                    and continuing thereafter for a period of three (3) years.  The Term shall thereafter be automatically extended for successive three (3) year periods upon the same terms and conditions as herein contained, subject, however, to the right of either party, on prior written notice to the other party as provided below, to terminate the Term upon the expiration of the original Term or any renewal period.

(ii)
The notice of termination shall be served not less than ninety (90) days prior to the end of the original Term or any renewal period in accordance with the provisions of paragraph 14 hereof.  The notice of termination shall be effective following distribution of the last issue of each Publication with an On Sale Date prior to the last day of the original term or renewal period than in effect.  The notice of termination shall specify the On Sale Date of the last issue of each Publication to be distributed under this agreement.

(iii)
Notwithstanding termination of this agreement, this agreement shall continue in full force and effect after the termination date for the purpose of distributing such last issue(s), handling and crediting returns of unsold copies and effecting a final settlement of Publisher’s account.  TWR shall have the right, upon the giving by either party of such written termination notice, to suspend any further payments to or on behalf of Publisher and to withhold all further sums relating to the Publications until final settlement is effected, DELETED days after the Off-Sale Date of the last issue of the Publications distributed by TWR hereunder.  TWR shall be entitled to set up a reasonable reserve at that time for anticipated returns, and for all proper and reasonable charges or reimbursements due TWR pursuant to the terms of this agreement.

(iv)
Notwithstanding anything to the contrary in this agreement, Publisher shall not be entitled to terminate this agreement if Publisher does not first reimburse TWR the full amount of any such indebtedness.

(l)	“one-shots” shall mean magazines and periodicals with a frequency of less than four times annually.

(m)
“distribution” shall refer to the distribution of Publications, including regular and special issues, ultimately intended for single copy sale at newsstands and other retail outlets.  Other forms of the term “distribution”, including, but not limited to, “distribute”, “distributes” or “distributed” shall have a corresponding meaning.

(n)
“special allowances” shall refer to any payments, deductions or allowances other than Customer Discount that Publisher agrees to pay to Publisher’s customers in connection with Publisher’s sale of the Publications.

(o)
“TWR’s Commission” shall equal the sum of TWR’s Base Commission and the Incentive Fee (as defined in subparagraph 3(k) below).  Notwithstanding the foregoing, if Publisher ceases publishing the Publication and is not publishing any other Publication, then Publisher shall, on a prospective basis, no longer be obligated to pay TWR’s Commissions.

2.           RIGHTS GRANTED:

Publisher hereby grants to TWR, for the Term and throughout the Territory, the exclusive right to distribute the Publications (including any future Publications published by Publisher), and if during the Term, any person or entity affiliated with and/or controlled by Publisher or its officers, directors or major stockholders (collectively, “Publisher Affiliates”) shall publish any other magazines and/or periodicals, Publisher agrees that TWR shall be offered, exclusively, the right to distribute such magazines and/or periodicals.  If Publisher or a Publisher Affiliate shall be unable to reach an agreement as to terms with TWR for the rights described in the preceding sentence, Publisher or such Publisher Affiliate shall not grant such rights on terms equal to or less favorable than those offered by TWR, and shall give TWR the opportunity to acquire said rights on the best terms offered to Publisher or such Publisher Affiliate by any other distributor.  If TWR and Publisher or a Publisher Affiliate agree that TWR shall acquire said rights, then such new magazine and/or periodicals shall be distributed by TWR pursuant to the terms hereof, except as such terms mat be expressly modified or replaced in a fully-executed written amendment hereto.  The provisions of this paragraph 2 shall not apply to copies of the Publications furnished by Publisher or a Publisher Affiliate to individual subscribers.  For the avoidance of doubt, notwithstanding the foregoing, TWR shall have the right to refuse to distribute any Publication that Publisher or a Publisher Affiliate offers TWR the opportunity to distribute pursuant to this paragraph 2.

3.           THE PUBLISHER AGREES:

(a)
To publish the Publications at the frequency specified in subparagraph 1(a) (or, if no frequency is specified in subparagraph 1(a) for a Publication, at the frequency established when such Publication became a Publication pursuant to paragraph 2 hereof), and in substantially the same physical form (including, but not limited to, size, quality of paper and reproduction) and with editorial, creative and artistic elements at least equal to those in previous issues and to print on the cover of the Publications a UPC code including TWR’s bi-pad number.

(b)
That upon receipt from TWR of the lists of wholesale distributors and the number of copies of each of the Publications to be shipped thereto, Publisher shall complete shipment to wholesale distributors in accordance with such lists far enough in advance of the On Sale Dates of the respective issues to enable distribution to and by wholesale distributors by the On Sale Dates.  Publisher shall pay all transportation charges relating to the shipment of the Publications to wholesale distributors.

(c)
That TWR may deduct from the payments due Publisher, as provided in subdivision 9(b)(ii) hereof, all amounts attributable to copies of the Publications lost or damaged in shipment to wholesale distributors.  Subject to the provisions of paragraph 16 hereof, all such loss or damage adjustments made by TWR for the benefit of said wholesale distributors shall be conclusive on the question of loss and/or damage and binding upon Publisher.  TWR and Publisher shall assist one another in the handling of claims against carriers for copies of the Publications that are delayed, lost or damaged in transit.

(d)
That TWR may allow wholesale distributors the privilege of returning all unsold copies of the Publications and receiving credit at the rate charged therefore, in accordance with the terms of paragraph 8 hereof.

(e)
That TWR may refuse to distribute any issues of Publications which, in its opinion, contain libelous, obscene or indecent matter; which infringe the copyright, right of privacy or publicity or any other right of any third party; which are unlawful; or which are refused use of the mails by postal authorities; or, in its sole discretion, TWR may elect to terminate this agreement with respect to the Publications concerned.  TWR shall have no obligation to review the content of any Publication.

(f)
That TWR shall be permitted to conduct periodic field audits of Publisher’s customers on behalf of Publisher during the Term and that TWR shall be entitled to an audit fee for such services equal to DELETED percent of all funds recovered by TWR on behalf of Publisher as a result of such audit (the “Audit Fee”).  Publisher further agrees that TWR may deduct the Audit Fee from the payments sue Publisher, as provided in subdivision 9(b)(iii) hereof.

(g)	To follow TWR’s “Terms for Access to Information Systems” attached as Annex A hereto.

(h)
That if TWR incurs any expenses hereunder on behalf of Publisher or the Publications, then TWR may recover, pursuant to subdivision 9(b)(vii) hereof, any or all such expenses from any advances and/or payments due or becoming due to Publisher, or, at its option, may require Publisher to reimburse TWR by check within 10 days following TWR’s written request therefore.

(i)
To provide TWR, on a timely basis, with written notice of all financial arrangements, whether written or oral, that Publisher agrees to with a wholesaler or retailer including, but not limited to Customer Direct and any Special Allowances.

(j)	DELETED.

(k)	DELETED.

4.           TWR AGREES:

(a)	To furnish shipping instructions and addressed labels to Publisher at a reasonable time prior to the scheduled shipping date for distribution of the Publications.

(b)	To bill and collect all payments from Publisher’s customers.

(c)	To make payments to Publisher as specified in paragraph 9.

(d)	To consult with Publisher’s designated representatives, upon request, with respect to:

(i)	The number of copies of each issue to be printed;

(ii)	The number of copies of each issue to be allotted and shipped to each wholesale distributor;

(iii)	The sales history of the Publications; and

(iv)	The advertising and promotion campaigns for the Publications.

(e)	To designate an employee of TWR as the non-exclusive account executive for the Publications.

(f)
To render to Publisher a sales performance statement for each issue of the Publications showing, in summary form, the issue date, On Sale and Off-Sale Dates, number of copies distributed, returns accepted, Net Sales (in both numerical and percentage terms), and the sales trend of the Publications (a numerical comparison of Net Sales of that issue versus Net Sales of the previous issue and of the same issue one year earlier, to the extent that such Publication was sold one year earlier).

(g)	To render to Publisher a payment statement for each issue of the Publications summarizing the appropriate calculations pursuant to this agreement.

(h)	To use reasonable efforts to provide the services listed on Annex B hereto.

5.	TWR NOT A TRUSTEE:

In no event shall TWR be obligated to segregate any of the sums collected by it hereunder from any of its other funds, nor shall TWR be considered a trustee, pledge holder or fiduciary of Publisher.  Publisher acknowledges and agrees that TWR shall be entitled to perform distribution and other services for other publishers regardless of whether such other publishers’ publications may be competitive with the Publications and that WTR and its affiliates currently do, or in the future may, publish publications similar to the Publications.

6.	RETAIL DISPLAY ALLOWANCES:

(a)
TWR shall perform the work of receiving and collecting information from retail magazine dealers and issuing payments on behalf of Publisher for amounts due to them under any retail or checkout display allowance (“RDA”) programs conducted by the Publisher in reference to the Publications as previously authorized by Publisher in writing for each retail outlet or retail chain, as the case may be.  Such RDA payments shall be charged to the Publisher’s account and recovered and received by TWR as provided in subparagraph 1(k) and subdivision 9(b)(iv) hereof, at such time as TWR determines (whether such determination is based upon an estimate made by TWR or otherwise) that such dealers are entitled thereto, whether such payment is actually made by TWR at such time.  Any adjustments made by TWR regarding the amount of such allowances shall be credited or charged (as the case may be) to Publisher’s account at the time such adjustment is actually made by TWR.

(b)
In consideration of the services to be performed by TWR pursuant to this paragraph 6, TWR shall receive and RDA service fee of DELETED for each issue of the Publication(s) per retailer claim, which sum shall be recovered by TWR pursuant to subparagraph 9(b)(iv) hereof.

(c)	Publisher shall have the right, upon timely notice to TWR, to assume all obligations to perform all RDA services and issue all RDA payments.

7.           CREDIT TO WHOLESALE DISTRIBUTORS:

(a)	TWR will bill Publisher’s customers at the Cover Price of the Publications less the Customer Discount less Special Allowances.

(b)
In the event Publisher’s customers make deductions from payments to TWR for adjustments to Customer Discount or Special Allowances not agreed to by the Publisher, TWR will notify Publisher of such adjustments and shall deduct from any payments to Publisher pursuant to subdivision 9(b)(v) hereof, the amount of such deductions.  Publisher may direct TWR to delay, reduce or suspend future shipments to the customer.

(c)
Publisher agrees that TWR shall be entitled to make all decisions as to which customer to distribute the Publications to, and all credit and collection decisions with respect to wholesale distributors, including whether to stop or hold up shipment to delinquent or “un-creditworthy” accounts and, if practicable, to secure substitute accounts, except, in each case, if Publisher directs TWR otherwise as provided below.  TWR shall bear any losses from uncollectible amounts and all collection expenses (collectively, the “Credit Risk”), except as provided below.  If TWR determines, in its sole discretion, that a wholesale distributor(s) poses and unacceptable credit risk to TWR, TWR may provide notice to Publisher that TWR is no longer willing to accept the Credit Risk relating to Publications sent to such wholesaler distributor(s).  If Publisher desires to continue shipping Publications to such wholesale distributor(s) and is willing to accept the Credit Risk associated therewith, then Publisher shall provide notice ordering TWR to continue shipping Publications to such wholesale distributor(s) and indicating that the Publisher shall accept the Credit Risk relating to Publications sent to such wholesaler distributor(s), and any such losses sustained by TWR shall be charged to Publisher’s account and recovered by TWR as provided in subdivision 9(b)(v) hereof.  Nothing herein contained, however, shall require TWR to institute any legal action or collection proceedings.  Publisher agrees and acknowledges that TWR may, if there is a new or suitable substitute, recommend new or substitute accounts in place or of in addition to customers that TWR thinks are inadequate, an acceptable credit risk, or irregular in payments.  Publisher will adhere to TWR’s recommendation to change customers.

(d)
Publisher acknowledges that it has significant knowledge about the wholesale magazine distribution industry and its participants and that it is aware that many wholesale distributors are currently under significant financial pressure and may currently be, or in the near future become, credit risks.  Publisher further acknowledges that, in the event TWR requests Publisher to stop or hold shipments as provided in subparagraph 8(c) hereof, there is a substantial probability that wholesale distributors affected may constitute a substantial percentage of wholesale distributors and there may not be appropriate substitute distributors.

8.           RETURNS:

(a)
In determining the sum payable to Publisher, TWR shall be entitled to deduct returns of each issue of the Publications shipped to TWR from Publisher’s customers located in the Territory at any time within DELETED days of the Off-Sale Date of each such issue, but as to the last issue distributed to this agreement, or any one-shots or special issues, TRW may accept returns shipped at any time within DELETED days of the Off-Sale Date of such issues.  The aforesaid DELETED and DELETED day periods shall be subject to extension by reason of delay or delays resulting from the use of Reshipping/Direct Wholesaler Agencies (as that term is commonly understood in the magazine trade), in mail delivery, “acts of God”, or any other cause beyond the reasonable control of TWR, or with the Publisher’s consent.  The Publisher hereby acknowledges the TWR may, in its sole discretion, discontinue distribution of Publications to a wholesaler(s) in effort to minimize the number of returns that will occur after the DELETED or DELETED day period described above.

(b)
If TWR receives returns of any issue hereunder after final settlement of such issue pursuant to subparagraph 8(a) hereof, TWR may deduct such returns at the rate charged therefore from any remittance becoming due Publisher, or, after termination of this agreement, the Publisher shall promptly  reimburse TWR upon receipt of TWR’s statement regarding such returns.

(c)
TWR may accept returns of unsold copies of the Publications by means of front covers, headings, affidavits, or electronic notification in form satisfactory to TWR.  If Publisher shall request, in writing, full copy returns, TWR shall use its reasonable efforts to obtain same, and in such case, Publisher agrees to pay for return transportation and such handling charges as are required.  TWR shall furnish Publisher with returns statements which, subject to paragraph 15 hereof, shall be accepted by Publisher as conclusive evidence thereof, and TWR is hereby authorized to destroy any and all front covers or headings representing such returns.

9.	PAYMENT TO PUBLISHER:	TWR shall make the following payments to Publisher with respect to each issue of the Publications.

(a)	As an advance against any and all sums which may become payable to Publisher pursuant to subparagraph (b) with respect to each issue of the Publications:

(i)
An amount equal to DELETED percent of TWR’s estimate of the Final Billings (determined in TWR’s sole discretion), for shipments into the Territory due DELETED days after the On Sale Date, but in no event earlier than DELETED days after receipt by TWR of the Printer’s Completion Notice, less an estimated or, to the extent determinable, the actual amount to cover the deductions specified in subdivisions 9(b)(ii)-9(b)(vii).

In the event that Publisher and TWR do not agree as to the number of copies of each issue of the Publications to be allotted and shipped to each wholesale distributor, TWR may, thereafter, at its sole discretion, base the computation of the advances to become due to Publisher pursuant to this paragraph 9 on the number of copies of each issue of the Publications that TWR deemed appropriate to be allotted and shipped to each wholesale distributor, rather than the number actually printed and shipped.

(ii)
An amount equal to DELETED percent of TWR’s estimate of the Final Billings (determined in TWR’s sole discretion), DELETED days after the Off-Sale Date of such issue, less the first advance and an estimate or, to the extent determinable, the actual amount of any unpaid deductible expenses provided for under subdivisions 9(b)(ii)-9(b)(vii) to the extent that such deductions have not previously been deducted and retained by TWR.

(b)
An amount equal to the Final Billings shall be paid to Publisher one hundred twenty (120) days after the Off-Sale Date of that issue, less any of the following deductible expenses which have not been recovered by TWR:

(i)	All sums advanced to Publisher pursuant to subparagraph (a) above;

(ii)	All loss and damage adjustments pursuant to subparagraph 3(c) above;

(iii)	The Audit Fee pursuant to subparagraph 3(f) above;

(iv)	All RDA payments and RDA service fees pursuant to paragraph 6 above;

(v)	All uncollectible amounts, Special Allowances, deductions and other items properly chargeable to Publisher referred to in paragraph 7 above;

(vi)	The following Special Allowances which may be granted by TWR:

1.	With respect to Reshipping Wholesaler Agencies (as the term is commonly understood in the magazine trade):

A.	A charge of DELETED per cwt. on all non-second-class entry magazines for U.S. and Canada reshipping agencies.

B.	A charge of DELETED per cwt. on all second-class entry magazines for U.S. and Canada reshipping agencies.

2.	The charges referred to in subdivision A and B above are subject to change in proportion to any increase in the aforesaid rates.

3.
A charge of DELETED will be made if an analysis of circulation by population for any Publication is requested and required for the Audit Bureau of Circulation report.  No charge will be made for the State Circulation analyses which are customarily made twice a year for the Publications; and

(vii)	All other charges, payments or other reimbursements due TWR pursuant to the terms of this agreement.

(c)
All payments will be made in U.S. dollars and will be based on the “exchange rate” in effect the month following the On Sale Date of the Publication.  The “exchange rate” will be calculated as the average of the daily spot rates of a nationally recognized bank during the one month period between the 15th day of each of the two preceding months.

(d)	Nothing in this paragraph 9 shall be construed to limit any of the provisions of paragraph 8 of this agreement.

10.	CROSS-COLLATERALIZATION/OVERDRAFTS:

The estimated Final Billings of each issue of all Publications distributed by TWR pursuant to this agreement shall be treated as a unit.  If the sum of advance payments made and the deductible expenses incurred by TWR pursuant to subdivisions 9(b)(ii) – 9(b)(vii) with respect to any issue of any Publication exceeds the estimated Final Billings for such issue (such excess is hereunder referred to as the “Overdraft”), the Overdraft may be deducted by TWR from any advance and/or payment of Final Billings which TWR may be required to make on any issue or issues of the same Publications, or any other publications, the distribution rights to which have been granted to TWR by Publisher or any affiliate, parent or subsidiary of Publisher pursuant to his or any other agreement, or shall be refunded or paid thereby immediately upon demand.

11.	PUBLISHER’S WARRANTIES; INDEMNITY:

(a)	Publisher warrants and represents that:

(i)
the rights herein granted to TWR have not been granted to any other person, firm or corporation; it has the right and authority to enter into this agreement and to perform its obligations hereunder, free and clear of any encumbrances; and there are no suits or proceedings pending or threatened against or affecting Publisher which, if adversely determined, would impair the rights herein granted to TWR;

(ii)	it is duly organized and incorporated under the laws of the State of Nevada;

(iii)	it is the sole and exclusive owner of the Publications and all rights therein;

(iv)	the Customer Discounts and all pricing, discount, and allowance terms shall be in compliance with all applicable antitrust and trade laws in the territory; and

(v)	the Publications and distribution of the Publications under this agreement will not violate any laws or rights of any third parties or entities.

(b)
Publisher agrees to defend and indemnify TWR, its affiliates, and its and their officers, agents, representatives, customers and retailers against any damages, costs, expenses (including reasonable counsel fees), judgments, settlements, penalties, liabilities or losses arising out of (i) any claim, action or proceeding alleging copyright or trademark infringement, libel, obscenity, violations of the rights of privacy, publicity or any other rights of any person, or any federal, state or local statute or regulation, in connection with the title, cover, contents or advertising of the Publications, including, but not limited to, advertisements, illustrations, or photographs, or in the text thereof, or (ii) the breach or alleged breach of any of the foregoing representations or warranties by Publisher.  TWR and Publisher shall each, with all reasonable promptness, notify the other of any suit, proceeding, claim or demand brought in connection with the Publications. If any such suit, proceeding, claim or demand is brought against TWR, TWR may elect (i) to undertake the defense thereof at the Publisher’s expense or (ii) to notify the Publisher to undertake the defense thereof.  If TWR does so notify the Publisher, the Publisher shall undertake the defense at its own expense; and in such case, TWR may at its option join in the defense but at its own expense.

(c)
During the pendency of any such suit, proceedings, claim or demand, TWR may withhold payments from Publisher, under this or any other agreement between Publisher and TWR, to the extent reasonably necessary to remedy any damage, cost, expense, settlement, judgment or liability which may result there from.

(d)	The warranties and representations of Publisher hereunder shall, along with the indemnity, survive the termination of this agreement.

12.	EXTRAORDINIARY EVENTS – COMPUTATION OF NET SALES:

In the event that a wholesale distributor or other customer of Publisher to which TWR distributes the Publication on Publisher’s behalf shall (a) take advantage of any federal or state insolvency law for relief of debtors, including reorganization, (b) cease its business operation, or (c) suffer a destruction of all or a portion of its inventory, including but not limited to destruction caused by fire, flood or theft, in any case, with the effect that such wholesale distributor or other customer shall not return all or a portion of its unsold copies of the Publications, TWR shall use the average Net Sales of the Publications as reported by such wholesale distributor or customer for the twelve (12) months (or such lesser period if applicable) prior to those months for which such wholesale distributor or customer failed to return unsold copies of the Publications, for determining the Net Sales of the Publications shipped to such wholesale distributor or customer for said months.

13.	ASSIGNMENT:

This agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no assignment of this agreement, voluntary of by operation or law, shall be binding upon either of the parties hereto without the prior written consent of the other, unless it is an assignment to a parent, subsidiary, affiliate, or as part of the sale or transfer of all or substantially all of such party’s assets.  Notwithstanding this, Publisher may sell, assign, transfer or otherwise dispose of its interest in any Publication or any trademark(s) associated therewith to any third party (whether by means of a sale of assets or equity) if such third party agrees in writing to assume and be bound by all the terms and conditions of the agreement to be performed by Publisher and prior to such sales, assignment, transfer or other disposition Publisher reimburses TWR the full amount of any indebtedness owed by Publisher to TWR; provided, however, that Publisher shall guarantee and remain responsible for the performance of all obligations hereunder with respect to such Publication, and that TWR shall have the right to terminate this agreement with respect to such Publication.

14.        NOTICES:

All notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address hereinafter set forth, or at such other address as may be designated in writing by any such party in a notice to the other given in the manner prescribed in this paragraph.  All such notices shall be sufficiently given when the same shall be deposited or addressed, postage prepaid, in the United States mail and/or when the same have been delivered, so addressed, by national courier system, and the date of the giving of such notice shall be three (3) business days after said mailing is sent by United States mail and, upon receipt, if sent by courier.  The addresses to which any such notices shall be given are the following:

TO TWR:                                                                           TO PUBLISHER:

Time/Warner Retail Sales & Marketing Inc.                            By all methods other than
Attn:  President                                                                      Federal Express:
135 West 50th Street, 7th Floor
New York, New York 10020-1201                                          Salon City, Inc.
                     Attn: Steven G. Casciola
                     P.O. Box 2385
                     Beverly Hills, CA  90213

                     By Federal Express:

                     Salon City, Inc.
                     Attn: Steven G. Casciola
                     909 N. Palm Avenue,
         Suite 311
         West Hollywood, CA 90069

15.       AUDIT RIGHTS:

Publisher may, at its own, expense, audit books and records of TWR relative to the distribution of the Publications pursuant to this agreement at the place where TWR maintains such books and records in order to verify statements rendered to Publisher hereunder.  Any such audit shall be conducted only by a reputable public accountant during reasonable business hours in such manner as not to interfere with TWR’S normal business activities.  A true copy of all reports made by Publisher’s accountant shall be delivered to TWR at the same time such respective reports are delivered to Publisher by said accountant.  In no event shall an audit with respect to any statement commence later than twelve (12) months from the date of dispatch to Publisher of such statement nor shall any audit continue for longer than five (5) consecutive business days, nor shall audits be made hereunder more frequently than once annually, nor the records supporting any such statement be audited more than once.  All statements rendered hereunder shall be binding upon Publisher and not subject to objection for any reason unless such objection is made in writing stating the basis thereof and delivered to TWR within twelve (12) months from delivery of such statement or, if an audit is commenced prior thereto, within thirty (30) days from the completion of the relevant audit.

16.       LIMITATION OF LIABILITY:

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL TWR BE LIABLE TO PUBLISHER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, INDIRECT CIRCUMSTANTIAL, OR INCIDENTAL DAMAGES OF ANY KIND.  IN NO EVENT SHALL THE LIABILITY OF TWR HEREUNDER TO PUBLISHER FOR ANY REASON EXCEED TWR’S COMMISSION FOR THE PRECEDING TWELVE (12) MONTH PERIOD (OR SUCH LESSER PERIOD IF LESS THAN TWELVE (12) MONTHS OF THE ORIGINAL TERM OF THIS AGREEMENT HAS LAPSED); PROVIDED, HOWEVER, THAT THIS LIMITATION OF LIABILITY SHALL NOT IN ANY WAY LIMIT TWR’S LIABILITY TO THE EXTENT THAT THE LIABILITY IS CAUSED BY TWR’S WILLFUL MISCONDUCT.

17.       INTERGATION; WAIVER; MODIFICTAION:

This agreement constitutes the complete and entire understanding of the parties hereto concerning the subject matter hereof and supersedes any prior oral or written agreements, understanding and representations.  This agreement is not being executed in reliance upon any representation or warranty not expressly set forth herein.  No waiver, modification or cancellation of any term or condition of this agreement shall be effective unless executed in writing by the party charged therewith.  No written waiver shall excuse the performance of any act other than those specifically referred to therein.

  18.      NO PARTNER, ETC.:

This agreement does not constitute and shall not be construed as constituting a partnership or joint venture between TWR and Publisher.  Neither party shall have any right to obligate or bind the other party in any manner whatsoever, except as otherwise specifically set forth herein, and nothing herein contained shall give, or is intended to give any rights of any kind to any third persons.

19.       CONTRUCTION:

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and fully performed therein.  It is agreed that New York courts (state and federal) only, will have jurisdiction over any controversies regarding this agreement; any action or proceeding which involves such a controversy will be brought only in those courts, in New York County.  Any process in any such action or proceeding may, among other methods, be served by delivery, certified or registered mail, national courier system or any other receipted form of delivery.  Any such delivery, mail service, courier service, or other receipted form of delivery shall be deemed to have the same force and effect as personal service within the state of New York.

20.       FORCE MAJEURE:

If because of  act of God; accident; fire; lockout; strike or other labor dispute; riot or civil commotion; act of public enemy or terrorism; law enactment, regulation, rule, order or act of government or governmental instrumentality (whether federal, state, local or foreign); or other cause of  a similar or different nature beyond the control of Publisher or TWR, the performance of Publisher’s or TWR’s obligations hereunder is delayed or prevented, such delay or prevention shall not be considered a breach of this agreement.

21.       HEADINGS:

The headings in this agreement are for convenience of reference only, and shall not limit or otherwise effect the meaning thereof.

22.       CONFIDENTIALITY:

Publisher agrees that this agreement contains confidential business terms and that disclosure thereof could be damaging to TWR.  Accordingly, Publisher agrees to treat this agreement as proprietary information and not to reveal any of the terms hereof to any third party, for any purpose unrelated to performance under this agreement, except upon TWR”S prior approval.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized officers as of the day and year first above written.

SALON CITY, INC.	TIME/WARNER RETAIL
                                                                        SALES & MARKETING INC.

BY: /s/ Steven G. Casciola	BY: /s/ Robert J. Bedor

TITLE: President / CEO	TITLE: EVP Client Marketing &
Business Development

ANNEX A

TWR’s “Terms For Access to Information Systems”

Publisher’s access to and use of TWR’s information systems and data is subject to the following terms and conditions:

1.           Confidentiality:

(a)
The information obtained from TWR’s information systems (other than information concerning Publisher’s own publications) and data, and the software, access codes and other devices and materials provided by TWR to Publisher to access such systems and data (collectively, the “Confidential Information”) contain confidential business terms, are otherwise confidential to TWR, and the disclosure thereof would be damaging to TWR.

(b)
Any Confidential Information disclosed or  provided to Publisher, or any of its employees, directors, officers, affiliates, agents or other representatives (collectively, the “Representatives”) (i) shall be kept confidential by Publisher and its Representatives, (ii) shall not, without TWR’s prior written consent (unless such disclosure is required by applicable law or regulation and the procedures set forth in clause 1 (f) below are followed), be disclosed, in whole or in part, by Publisher or its Representatives to any person or entity except as set forth in clause 1 (c) below, and (iii) shall be used by Publisher and its Representatives solely to monitor and analyze key performance metrics and review general information pertinent to the magazine category.

(c)
Publisher shall allow access to the information systems and disclose the Confidential Information only to such of its Representatives who need to know the Confidential Information for the sole purpose of monitoring and analyzing key performance metrics and who are informed by Publisher of the confidential nature of the Confidential Information.  In any event, Publisher shall be responsible for any breach of these Confidential Information provisions by Publisher or its Representatives.

(d)
Except as permitted pursuant to clause 1 (f) below, without TWR’s prior written consent, Publisher and its Representative will not disclose to any other person the fact that it or they have access to TWR’s information systems or that the Confidential Information has been made available.

(e)
Neither TWR nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.  Publisher agrees that neither TWR nor any of its Representatives shall have any liability to Publish or to any of its Representatives or any other person relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

(f)
If Publisher or any of its Representatives becomes legally compelled, in the written opinion of its counsel, to disclose any of the Confidential Information, Publisher shall immediately provide TWR with written notice thereof so that TWR may seek a protective order or other appropriate remedy and/or waive compliance with the applicable provisions of this agreement.  If such protective order or other remedy is not obtained, or TWR waives compliance with the applicable provisions hereunder, Publisher or its Representative(s), as the case may be, shall disclose only that portion of the Confidential Information which it is advised in writing by counsel is legally required to be disclosed and will cooperate with TWR to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal or other entity.

2.           Systems and Data to be Accessed

(a)
Publisher is authorized to access only the Web based Data Portal, with access to Publisher’s draw/sale data, display quality (DQI), rack data, RDA data, field force automation data, TWR MIS system data, POS data, competitive shares of market data, MSA data (for manually contracted wholesalers), and any additional information mutually agreed upon in writing, between the Publisher and WPS.  Neither Publisher nor any of its Representatives shall attempt to access any other systems, data or functions in TWR’s information systems.

3.           Person Authorized to Access Systems and Data

(a)        Only those individuals of Publisher and its Representatives specifically
Authorized in writing by TWR to access the systems and data may do so.

(b)
If Publisher or any of its Representatives who is granted access to TWR’s information systems or data (i) ceases to be a Representative of Publisher, or (ii) misplaces, loses or otherwise fails to maintain possession of its computer, software or access data or device, or any of the Confidential Information, Publisher will immediately notify the Time/Warner Retail Sales & Marketing Help Desk at (212) 522-1681.

4.           Security

(a)	Publisher will access the systems and data in accordance with TWR’s instructions and requirements concerning data security, as amended from time to time by TWR.

(b)
In order to ensure protective of the systems and data, Publisher shall implement and maintain appropriate security measures including technical, physical, and organizational controls to ensure the confidentiality and integrity of the systems and data.

(c)	Publisher will immediately report any suspected or confirmed security incident involving the systems or data to TWR’s Director of Information
Security by calling the Time Inc. Network Operations Center at (212) 522-7777 or another number specified by TWR.

(d)
On an ongoing basis from time to time and upon reasonable notice to Publisher, TWR shall be entitled to perform, or to have performed, an information security review and audit on Publisher’s access and use of TWR’s information systems, as coordinated by TWR’s Director of Information Security.  Publisher shall implement any required controls as identified by such information security review and shall institute appropriate escalation procedures in order to enable an appropriate response in the event of a security incident.

(e)	Publisher has standard security procedures in place and it will provide a copy of such procedures to all Representatives who are granted access to TWR’s information systems.

(f)	Neither Publisher nor any of its Representatives who are granted access to the information systems shall use software that is (i) not owned or validly licensed by such party, (ii) in violation of third party rights, including but not limited to copyrights, or (iii) illegal.

(g)
Neither Publisher nor any of its Representatives who are granted access to the information systems shall attempt to scan TWR’s network or run any other diagnostic tools against any system on TWR’s network without the prior written approval of TWR’s Senior Director of Information Services.

(h)	Publisher acknowledges that its access to and use of TWR’s information systems are subject to monitor by TWR and TWR’s policies of use (as same may be modified from time to time).

(i)	Both Publisher and all of its Representatives who are granted access to the information systems shall have current anti-virus software installed on their computers.

(j)	TWR will maintain current anti-virus software on its system.

5.           Default

(a)	TWR may immediately terminate Publisher’s authorization to access and use TWR’s systems and data if Publisher fails to comply with any of the terms hereof.

ANNEX B

Services

1)	Title Specifics Sales & Marketing Plan: TWR, in conjunction with Publisher, shall develop and implement an annual sales and marketing plan incorporating both wholesale and retail objectives including:

•	Scheduling targeted distribution work for each Publication during the course of the year, including chain maintenance assignments as needed;

•	Scheduling targeted key account and wholesale assignments for each Publication; and

•	One formal semi-annual review of the agreed upon sales and marketing plan.

2)	On-Line Access: TWR shall provide Publisher with on-line access to Publisher sales data, the Store Level Database and to other reports made generally available to TWR clients.

3)
Promotional Program:  Publisher shall provided TWR with written authorization of any promotion program it decides to participate in, and TWR shall assist Publisher in the execution of such programs.  TWR will make reasonable efforts to assist Publisher in determining additional copy requirements for promotional programs prior to the issue traffic date.  TWR will provide an analysis of the program’s results upon finalization of the issues involved using the Store Level Database.

4)
Newly Authorized Retailers:  Once TWR has actual knowledge of newly authorized retailers. TWR will promptly adjust its distribution to reflect such newly authorized retailers.  TWR will provide WSC Reports for all major chain authorizations.

5)
Wholesaler Performance Reporting:  TWR shall inform Publisher, on an issue-by-issue basis, of any withholding by a wholesaler distributor in TWR base cities via TWR’s Distribution Maintenance Report (“DMR”).  TWR shall use reasonable efforts to prevent withholding through corrective action and recommendations to Publisher.  Such issue-by-issue reports shall include Publishers’ distribution levels.  On-Sale Dates, dealer count, withholding information and ship/receipt irregularities.

6)
Wholesaler Share of Market Report:  TWR shall gather Publisher data and competitive sales data for each issue in each TWR base city for competitive titles that Publisher and TWR shall mutually select provide this data on agreed upon dates.

7)	Class of Trade Analysis: TWR shall provide a class of trade analysis for each title one (1) time per calendar year on a date to be mutually agreed upon by TWR and Publisher.